Non-Qualified Stock Option Agreement

This NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is made as of the October 20, 2021, by NEW JERSEY MINING COMPANY. An Idaho corporation (the "Company"), and (Optionee").

WITNESSETH:

In 2017, the Company implemented a stock based compensation plan to gain a competitive advantage in attracting, retaining and motivating its officers, directors, consultants and valued employees. For that purpose, the Board is granting a non-qualified stock option to Optionee pursuant to the following terms and conditions:

SECTION I

DEFINED TERMS

Unless otherwise defined herein or, unless the context requires a different definition, capitalized terms used herein shall have the meanings assigned to them in the Plan.

SECTION II

THE OPTION, OPTION PRICE AND TIME OF EXERCISE

Effective October 20, 2021 the Company grants to Optionee, subject to the terms and provisions set forth in this Agreement, the right and option to purchase the number of common shares set forth in Exhibit B hereto ("Common Shares") at the price per share set forth in Exhibit B (the "Option").

The Option shall not be considered granted (as of the effective date above) or become exercisable unless and until Optionee delivers to the Company a fully executed counterpart hereof. Thereafter, the Option shall be exercisable in accordance with the Exercise Schedule set forth on Exhibit B, subject to any termination, acceleration or change in such Exercise Schedule pursuant to the terms herein.

Neither the Option nor any other rights granted under this Agreement may be exercised after the Expiration Date set forth on Exhibit B ; the Option may, however, be terminated at any time prior thereto as hereinafter provided.

SECTION III

EXERCISE PROCEDURE

Optionee shall exercise the Option by notifying the Company of the number of shares that he wishes to purchase and by delivering full payment for the shares being purchased.

Exhibit 4.1

Exhibit A

SECTION IV

TERMINATION OF SERVICE

If the Company or a Subsidiary of the Company terminates Optionee's employment, consulting services or position, or if Optionee terminates his employment or consulting services or resigns his position, the Option may be exercised not later than thirty days after such termination, but may be exercised only to the extent the Option was exercisable on the date of termination, and in no event after the Expiration Date. Except as may be otherwise provided in this Agreement, the Option granted hereunder shall not be affected by any change of Employment or office so long as Optionee continues as an employee, officer, director or consultant of the Company or a Subsidiary of the Company.

SECTION V

NON-ASSIGNABILITY AND TERM OF OPTION

The Option shall not be transferable or assignable by the Optionee, otherwise than by will or the laws of descent and distribution and the Option shall be exercisable, during the Optionee's lifetime, only by him or, during periods of legal disability, by his legal representative. No Option shall be subject to execution, attachment or similar process.

In no event may the Option be exercisable to any extent by anyone after the Expiration Date.  It is expressly agreed that, anything contained herein to the contrary notwithstanding, this Agreement shall not constitute, or be evidence of, any agreement or understanding, express or implied, that the Company or a Subsidiary of the Company will employ or retain Optionee for any period of time or in any position or for any particular compensation.

SECTION VI

RIGHTS OF OPTIONEE IN STOCK

Neither Optionee, nor his successor in interest, shall have any of the rights of a shareholder of the Company with respect to the shares for which the Option is exercised until the Company issues such shares.

SECTION VII

NOTICES

Any notice to be given hereunder shall be in writing and shall be addressed to the Company in care of the President at 201 N. 3rd Street Coeur D’Alene, Idaho 83814 and any notice to be given to Optionee shall be addressed to Optionee at the address given herein or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been deemed given upon three (3) days of sending such notice properly addressed, by registered or certified mail deposited with the United States Postal Service (with postage and registration or certificate fee prepaid)

EXHIBIT B

SECTION VIII

SUCCESSORS OR ASSIGNS OF THE COMPANY

The Option shall be binding upon and shall endure to the benefit of any successor of the Company.

SECTION IX

MISCELLANEOUS

(a) Designation of Beneficiary. The Optionee shall have the right to appoint any individual orlegal entity in writing, on Exhibit B hereto, as his beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Optionee's death. The Optionee may revoke such designation under this Agreement at any time and the Optionee may appoint a new beneficiary by execution and submission to the Board of a revised Exhibit B to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Optionee on Exhibit B and received by the Board, or its designee, prior to the date of the Optionee's death. In the absence of such designation, the Optionee's beneficiary shall be the legal representative of the Optionee's estate.

(b) Incapacity of Optionee or Beneficiary. If any person entitled to a distribution under this Agreement is deemed by the Board to be incapable of making an election hereunder or of personally receiving and giving a valid receipt for such distribution hereunder, then, unless and until an election or claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Board may provide for such election or distribution or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.

(c) Governing Law. THE LAWS OF THE STATE OF IDAHO AND ALL APPLICABLE FEDERAL LAWS SHALL GOVERN THIS AGREEMENT.

(d) Gender. Reference to the masculine herein shall be deemed to include the feminine, wherever appropriate.

(e) Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Optionee effective as of the date and year first written above.

OPTIONEE:	NEW JERSEY MINING COMPANY
Address:	By: John Swallow
Title: President

EXHIBIT B

1. Date of Grant: October 20, 2021
2. Optionee:
3. Number of Shares:
4. Option Price Per Share: $0.40
5. Exercise Schedule: _______________ Options the subject of this Agreement shall be fully vested and exercisable immediately.
6. Expiration Date: October 20, 2024

Name of Optionee:

Original Date of Agreement: October 20, 2021

If I shall cease to be an employee, officer, director or consultant of the Company or a Subsidiary of the Company by reason of my death, or if I shall die after I have terminated my Employment or resigned my position with the Company or a Subsidiary of the Company, but, prior to the expiration of the Option (as provided in the Agreement), then all rights to the Option granted under this Agreement that I hereby hold upon my death, to the extent not previously terminated or forfeited, shall be transferred to                                        (insert name of beneficiary) in the manner provided for in the Agreement.

_____________________________

Signature of Optionee

_____________________________

Date

Receipt Acknowledged By:

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